UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JANUARY 18, 2011

Vision-Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 365-0600

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Consent under Revolving Loan Agreement

On November 9, 2009, the Company entered into a three-year $5.0 million revolving loan agreement (the “Loan Agreement”) with our Chairman, Lewis C. Pell (the “Lender”). Any amounts drawn against under the Loan Agreement (the “Advances”) accrue interest at a per annum rate of 7.5%. Under Section 6(b) of the Loan, the Company had agreed, among other things, to prepay part or all of the Advances in the event the Company secured financing resulting in net proceeds of $5.0 million or greater.  In connection with the completion of the private placement of the Company’s common stock described in Item 3.02 below (the “Private Placement”), the Lender has agreed to waive the application of Section 6(b) to the Private Placement, the completion of which otherwise would have required the Company to repay a substantial portion of the Advances.  Accordingly, the Company will not be required to prepay all or any portion of the Advances at this time.

 Item 3.02. Unregistered Sale of Equity Securities

On January 18, 2011, Vision-Sciences, Inc. (the “Company”) entered into Common Stock Purchase Agreements pursuant to which the Company agreed to sell in a private placement transaction an aggregate of 7,000,000 shares of Common Stock (the “Shares”) at a price of $1.50 per share, raising gross proceeds to the Company of $10,500,000.  The Company has not agreed to file any registration statement covering the resale of any of the Shares.  The Shares were offered and sold by the Company in a private placement transaction exempt from registration under Section 4(2) of the Securities Act of 1933 in the manner described in the Common Stock Purchase Agreements.  A copy of the Common Stock Purchase Agreement is attached hereto as Exhibit 10.1.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1    Form of Common Stock Purchase Agreement.

99.1    Press Release issued by Vision-Sciences, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s Warren Bielke
	Name:	Warren Bielke
	Title:	Interim Chief Executive Officer

Date:  January 19, 2011

3